As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Urovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-1463899
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB, United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Urovant Sciences Ltd. 2017 Equity Incentive Plan, as Amended and Restated

Urovant Sciences Ltd. 2019 Employee Stock Purchase Plan

(Full title of the plans)

Ajay Bansal

Senior Vice President and Chief Financial Officer

Urovant Sciences, Inc.

5281 California Avenue, Suite 100

Irvine, CA 92617

(Name and address of agent for service)

(949) 226-6029

(Telephone number, including area code, of agent for service)

Copies to:

Bryan Smith General Counsel Urovant Sciences, Inc. 5281 California Avenue, Suite 100 Irvine, CA 92617 (949) 226-6029	Ryan A. Murr Gibson, Dunn & Crutcher, LLP 555 Mission Street San Francisco, CA 94105 (415) 393-8373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.000037453 per share
Urovant Sciences Ltd. 2017 Equity Incentive Plan, as Amended and Restated	4,215,257 shares(3)	$9.80(4)	$41,309,519(4)	$5,362
Urovant Sciences Ltd. 2019 Employee Stock Purchase Plan	450,000 shares(5)	$8.33(6)	$3,748,500(6)	$487
Total	4,665,257 shares			$5,849

(1)

In addition to the number of common shares, par value $0.000037453 per share (the “Common Shares”) of Urovant Sciences Ltd. (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Shares, that may be granted pursuant to one of the compensatory stock plans listed above.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Represents 1,215,257 additional Common Shares reserved for future issuance under the Urovant Sciences Ltd. 2017 Equity Incentive Plan, as amended and restated (the “2017 Plan”) by reason of the automatic increase provisions therein and 3,000,000 additional Common Shares reserved for future issuance under the 2017 Plan as a result of the approval of the amendment to the 2017 Plan by the shareholders of the Company at the 2019 Annual General Meeting of Shareholders.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Shares on the Nasdaq Global Market on November 5, 2019.

(5)

Represents the Common Shares reserved for issuance under the Urovant Sciences Ltd. 2019 Employee Stock Purchase Plan (the “ESPP”) as of the date of this Registration Statement. The number of Common Shares reserved for issuance under the ESPP will automatically increase on November 1, 2020 and annually thereafter on each November 1 continuing through (and including) November 1, 2028 by the lesser of (a) one percent (1%) of the total number of Common Shares outstanding on March 31 of the preceding calendar year and (b) 600,000 Common Shares; provided that the Company’s Board of Directors may provide that there will not be any increase for a particular year or that such increase shall be less than would otherwise be provided pursuant to the foregoing clause.

(6)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon a 15% discount from the average of the high and low prices of the Registrant’s Common Shares on the Nasdaq Global Market on November 5, 2019, such discount representing the maximum permissible discount offered pursuant to such plan.

EXPLANATORY NOTE

Urovant Sciences Ltd. (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional 4,215,257 common shares, par value $0.000037453 per share (the “Common Shares”), issuable to eligible persons under the Urovant Sciences Ltd. 2017 Equity Incentive Plan, as Amended and Restated (the “2017 Plan”) which Common Shares are in addition to the Common Shares previously registered on the Registrant’s Registration Statements on Form S-8 filed on September 27, 2018 (File No. 333-227593) and November 14, 2018 (File No. 333-228386). The Registrant is also filing this Registration Statement on Form S-8 for purposes of registering 450,000 Common Shares available for issuance to eligible persons under the Urovant Sciences Ltd. 2019 Employee Stock Purchase Plan (the “ESPP” and, together with the 2017 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed on June 14, 2019;

2.

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (1) above; and

3.

The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Exchange Act on September 20, 2018, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant has adopted provisions in its amended and restated bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s amended and restated bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the Registrant’s directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description	Incorporated by Reference			Filing Date
		Schedule Form	File Number	Exhibit

4.1	Certificate of Incorporation.	S-1	333-226169	3.1	July 13, 2018

4.2	Memorandum of Association.	S-1	333-226169	3.2	July 13, 2018

4.3	Amended and Restated Bye-laws.	S-1	333-226169	3.3	July 13, 2018

5.1*	Opinion of Conyers Dill & Pearman Limited as to legality.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	2017 Equity Incentive Plan, as Amended and Restated.	8-K	001-38667	10.2	September 17, 2019

99.2	2019 Employee Stock Purchase Plan.	8-K	001-38667	10.1	September 17, 2019

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 8, 2019.

Urovant Sciences Ltd.

By:	/s/ Keith A. Katkin
Name:	Keith A. Katkin
Title:	Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith A. Katkin and Ajay Bansal, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Keith A. Katkin	Principal Executive Officer and Director (Principal Executive Officer)	November 8, 2019
Keith A. Katkin

/s/ Ajay Bansal Ajay Bansal	Principal Financial Officer (Principal Financial Officer; Urovant’s authorized representative in the United States)	November 8, 2019

/s/ Christine G. Ocampo Christine G. Ocampo	Senior Vice-President and Chief Accounting Officer (Principal Accounting Officer)	November 8, 2019

/s/ Myrtle S. Potter	Director	November 8, 2019
Myrtle S. Potter

/s/ Sef P. Kurstjens, M.D., Ph.D.	Director	November 8, 2019
Sef P. Kurstjens, M.D., Ph.D.

/s/ Pierre Legault	Director	November 8, 2019
Pierre Legault

/s/ James Robinson	Director	November 8, 2019
James Robinson

/s/ Frank M. Torti, M.D.	Director	November 8, 2019
Frank M. Torti, M.D.

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